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                                                                 EXHIBIT 10.5


                       COMPANY AND STOCKHOLDERS AGREEMENT


                                  By and Among


                             MS ACQUISITION LIMITED,
                          a Texas Limited Partnership,

                       RICHMONT MARKETING SPECIALISTS INC.
                             a Delaware corporation,


                               RONALD D. PEDERSEN,


                                JEFFREY A. WATT,


                                BRUCE A. BUTLER,


                                       AND

                                 GARY R. GUFFEY

                           Dated as of October 7, 1997
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                                TABLE OF CONTENTS

      1.    Term ............................................................1

      2.    Transfer of Shares of Capital Stock..............................1

      3.    Legends; Opinion of Counsel .....................................5

      4.    Tag Along Rights.................................................5

      5.    Come Along Obligation............................................7

      6.    Put Right........................................................8

      7.    Additional Equity; Certain Other Matters........................10

      8.    Voting Agreement; Board Representation; Expenses................11

      9.    Certain Company Options to Repurchase...........................12

      10.   Representations and Warranties by Each Management Stockholder...12

      11.   Representations and Warranties of the Company and the
            Management Stockholders.........................................14

      12.   Representations and Warranties of Majority Stockholder..........15

      13.   Survival of Representations and Warranties......................17

      14.   Indemnification.................................................17

      15.   Notices.........................................................20

      16.   Severability....................................................21

      17.   Complete Agreement..............................................21

      18.   Counterparts....................................................21

      19.   Arbitration and Choice of Law...................................21

      20.   Remedies........................................................22
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      21.   Successors and Assigns..........................................22

      22.   Amendments......................................................23

      23.   Termination of Restrictions.....................................23
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                       COMPANY AND STOCKHOLDERS AGREEMENT

      This Company and Stockholders Agreement (this "Agreement"), dated as of October 7, 1997, is by and among MS Acquisition Limited, a Texas limited partnership (the "Majority Stockholder"), Richmont Marketing Specialists Inc., a Delaware corporation (the "Company"), and the Stockholders of the Company listed on Exhibit A attached hereto (collectively, the "Management Stockholders" and, individually, a "Management Stockholder").

                             PRELIMINARY STATEMENTS

      A. Each of the Management Stockholders and the Majority Stockholder owns that number of the outstanding shares of common stock, $.01 par value per share ("Common Stock"), of the Company set forth beside its name on Exhibit B hereto.

      B. The Management Stockholders and the Majority Stockholder desire to enter into this Agreement to set forth certain material terms governing their relationship as stockholders of the Company.

      NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations and warranties herein contained, and for other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                             STATEMENT OF AGREEMENT

      1. Term. This Agreement, and the rights and obligations of the parties pursuant to the terms hereof, shall be binding upon the parties hereto for a period extending from the date hereof through April 2, 2021, unless earlier terminated in accordance with Section 23 hereof (the "Term"), provided, however, that notwithstanding the foregoing, the agreement to vote shares of the Company's capital stock (the "Capital Stock") pursuant to Section 8 hereof shall be binding upon the parties hereto for a period extending from the date hereof through April 2, 2006, unless earlier terminated in accordance with Section 23 hereof. Upon the expiration of the Term, this Agreement and the rights and obligations of the parties hereunder shall terminate and have no force and effect.

      2. Transfer of Shares of Capital Stock.

            (a) Restrictions on Transfer of Capital Stock by Management Stockholders. Each of the Management Stockholders agrees that, except as otherwise expressly provided below, without the prior written consent of the Majority Stockholder (each of such consensual transactions being termed an "Exempt Transfer"), he will not assign, sell, transfer, pledge or otherwise dispose of or transfer ("Transfer") any shares of his Capital Stock or any interest therein.
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            (b) Permitted Transfers of Capital Stock by the Majority
Stockholder. Notwithstanding anything in this Agreement to the contrary, the Majority Stockholder may Transfer all or part of the Capital Stock owned by the Majority Stockholder or acquired by the Majority Stockholder pursuant to the terms of this Agreement (the "Majority Stockholder Shares") to any of its Affiliates (as defined below) without compliance with the terms hereof, or to any Non-Affiliate (as defined below), provided that it shall have complied with the provisions of Section 4 hereof to the extent applicable.

            (c) Permitted Transfers of Capital Stock by Management Stockholders. Notwithstanding anything in this Agreement to the contrary, each of the Management Stockholders has the right to Transfer certain shares of his Capital Stock to William B. Robinson ("Robinson") pursuant to that certain warrant (the "Robinson Warrant") dated as of even date herewith; provided that (i) such Transfer is consummated in accordance with the terms of the Robinson Warrant as in effect on the date hereof and (ii) Robinson executes and delivers to the Company an instrument in writing pursuant to which he agrees to be bound by all of the restrictions and obligations (but none of the rights or benefits) set forth herein as fully as if he were named as a Management Stockholder herein.

            (d) Permitted Family Transfers.

                  (i) Notwithstanding anything in this Agreement to the contrary, but subject to the terms of Section 2(d)(iii) below, each of the Management Stockholders, any permitted individual transferee of the Majority Stockholder and Robinson (collectively, the "Family Transferors") shall have the right to Transfer any or all of their respective shares of Capital Stock at any time during the term hereof to (i) each of such Family Transferor's spouse or
(ii) any of each of such Family Transferor's direct lineal descendants (collectively, "Lineal Descendants"), or (iii) any partnership or trust, (x) the general partner or trustee, as the case may be, of which is the Family Transferor making the Transfer and (y) each partner or beneficiary of which, as the case may be, is the spouse or a Lineal Descendant of the Family Transferor making the Transfer.

                  (ii) Any Transfer pursuant to Section 2(d)(i) above or Section 2(d)(iii) below shall be deemed to have been made in accordance with the terms thereof (1) only if the transferee of such Transfer executes and delivers an instrument in writing pursuant to which all of the obligations and restrictions set forth herein (including, without limitation, all restrictions on Transfer) shall apply to such transferee, and, (2) (subject to the terms of Section 2(d)(iii) below), only so long as the Family Transferor making such Transfer retains voting control of the shares of Capital Stock being transferred pursuant thereunder pursuant to a voting trust agreement, or pursuant to such Management Stockholder's capacity as trustee or general partner of the trust or partnership, as the case may be.

                  (iii) In addition to, and not in limitation of, the right of Ronald D. Pedersen ("Pedersen") to transfer his shares of Capital Stock pursuant to Section 2(d)(i) above, and notwithstanding anything in this Section 2(d) to the contrary, Pedersen shall have the right to (1) Transfer at any time during the term hereof to any Lineal Descendants or any partnership or trust
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each partner or beneficiary of which, as the case may be, is the spouse or a
Lineal Descendant of the Family Transferor making the Transfer (such partnership or trust hereinafter referred to as a "Family Entity"), up to 2,841 shares of Capital Stock, including any voting rights relating thereto and (2) Transfer to any Lineal Descendants or Family Entity any or all of his shares of Capital Stock so long as the Majority Stockholder or Pedersen retains voting control of the shares being Transferred.

            (e) First Refusal Rights.

                  (i) Majority Stockholder's Right of First Refusal. In the event, at any time after the date of this Agreement, any Management Stockholder or his transferee desires to Transfer any of his shares of Capital Stock, such party shall first offer such shares of such Capital Stock for sale to the Majority Stockholder, at the same price and upon the same terms (or terms as similar as reasonably possible) upon which he is proposing to dispose of such Capital Stock, pursuant to a written notification setting forth all material terms of the proposed transaction (the "Right of First Refusal Notice"), a copy of which shall, to the extent reasonably practicable, be simultaneously delivered to the Company and each of the other Management Stockholders. If the Majority Stockholder desires to exercise such right of first refusal with respect to all, but not less than all, of the offered shares, the Majority Stockholder shall notify the Management Stockholder or his transferee in writing within thirty (30) days after receipt of the Right of First Refusal Notice. In the event the Majority Stockholder does not exercise its right of first refusal, such Management Stockholder or transferee shall then offer such shares to the Company as provided in Section 2(e)(ii) below. In the event the Company does not exercise its right of first refusal, such Management Stockholder or transferee shall then offer such shares to each of the other Management Stockholders as provided in Section 2(e)(iii) below. If neither the Majority Stockholder, nor the Company, nor any other Management Stockholder exercises its right of first refusal, the Management Stockholder or transferee desiring to Transfer shares of Capital Stock shall have thirty (30) days following the expiration of each of the Majority Stockholder Right of First Refusal Period (as defined below), the Company Right of First Refusal Period (as defined below), and the Management Stockholders' Right of First Refusal Period (as defined below) within which to dispose of such shares to the transferee named in the Right of First Refusal Notice, provided that such Transfer be on the same terms offered to the Majority Stockholder and the Company.

                  (ii) Company's Right of First Refusal. If the Majority Stockholder does not exercise its right of first refusal described in Section 2(e)(i) with respect to all, but not less than all, of the offered shares within the first thirty (30) day period described above (the "Majority Stockholder Right of First Refusal Period"), the Management Stockholder or his transferee shall then offer such shares of Capital Stock for sale to the Company, at the same price and upon the same terms (or terms as similar as reasonably possible) upon which he is proposing to dispose of such Capital Stock, pursuant to a Right of First Refusal Notice. If the Company desires to exercise such right of first refusal with respect to all, but not less than all, of the offered shares, it shall notify the Management Stockholder or his transferee in writing within fifteen (15) days after receipt from the offering Management Stockholder that the Majority Stockholder had declined its right of first refusal hereunder.
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                  (iii) Management Stockholders' Right of First Refusal. If the
Company does not exercise its right of first refusal described in Section 2(e)(ii) with respect to all, but not less than all, of the offered shares within the fifteen (15) day period described in the immediately preceding paragraph (the "Company Right of First Refusal Period"), the Management Stockholder or his transferee shall then offer such shares of Capital Stock for sale to each of the other Management Stockholders, at the same price and upon the same terms (or terms as similar as reasonably possible) upon which he is proposing to dispose of such Capital Stock, pursuant to a Right of First Refusal Notice. If any Management Stockholder desires to exercise such right of first refusal with respect to all, but not less than all, of the offered shares, he shall notify the Management Stockholder or his transferee in writing within fifteen (15) days after receipt from the offering Management Stockholder that the Company had declined his right of first refusal hereunder. In the event more than one (1) Management Stockholder notifies the Management Stockholder or his transferee desiring to Transfer that he desires to exercise its right of first refusal described in this Section 2(e)(iii) with respect to all, but not less than all, of the offered shares (each such Management Stockholder desiring to exercise his right of first refusal pursuant hereto hereinafter referred to as an "Exercising Management Stockholder") within the fifteen (15) day period described in the immediately preceding sentence (the "Management Stockholders' Right of First Refusal Period"), then each such Exercising Management Stockholder who so notifies the Management Stockholder or his transferee shall purchase a pro rata portion of the offered shares based on such Exercising Management Stockholder's proportionate ownership of the aggregate number of shares of Capital Stock then held by all of the Exercising Management Stockholders.

                  (iv) Valuation of Non-Cash Consideration. In the event the consideration for the Capital Stock as disclosed in the Right of First Refusal Notice is other than cash, a promissory note or a combination thereof, the price for such Capital Stock shall be the value of that consideration as agreed to by the Management Stockholder on the one hand and Majority Stockholder, the Company, or the Exercising Management Stockholders, as the case may be, on the other hand, or, if no agreement can be reached as to the valuation of such consideration, the fair market value of such consideration as determined by two appraisers (one appointed by the Management Stockholder and one appointed by the Majority Stockholder or the Company, as the case may be). In the event the two appraisers are unable to agree on a fair market value within 20 days after they are appointed and further negotiations, in the opinion of either of the appraisers, would not result in an agreement, the fair market value of the consideration shall be the average of the appraised values of the two appraisers; provided, however, that if the appraised values of the two appraisers differ by more than ten percent (10%) of the higher of the two appraised values, the two respective appointed appraisers shall select a third appraiser who shall independently, within 20 days after his appointment, make a determination of the value of the consideration, and the average of the appraised values of the three appraisers shall be the purchase price and shall be binding on the parties hereto. The Majority Stockholder, the Company or the Exercising Management Stockholders, as the case may be, and the Management Stockholder whose Capital Stock is subject to the Right of First Refusal Notice, shall each bear the cost of their respective appraisers and shall share the cost equally of the third appraiser, if any. Notwithstanding anything herein to the contrary, if an appraisal is used to determine the value of the consideration pursuant to this Section 2(e)(iv), the time periods provided for in
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Sections 2(e)(i), (2(e)(ii) and 2(e)(iii) shall be tolled from the time of the initial appointment of the two appraisers until a final appraised value is determined pursuant to this Section 2(e)(iv).

      3. Legends; Opinion of Counsel.

            (a) The certificates representing the Capital Stock will bear the following legend:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, OR ANY APPLICABLE STATE SECURITIES LAWS, AND ANY SALE, TRANSFER, PLEDGE OR OTHER TRANSFER OR DISPOSITION THEREOF MAY BE MADE ONLY (I) IN A TRANSACTION REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (II) IF AN EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE AND THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL TO SUCH EFFECT REASONABLY SATISFACTORY TO IT. IN ADDITION, ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER TRANSFER OR DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND SUBJECT TO THE TERMS AND PROVISIONS OF A COMPANY AND STOCKHOLDERS AGREEMENT DATED AS OF OCTOBER 7, 1997, BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS THEREOF AND A REGISTRATION RIGHTS AGREEMENT, DATED AS OF OCTOBER 7, 1997, BETWEEN THE COMPANY AND MS ACQUISITION LIMITED. AMONG OTHER THINGS, SUCH COMPANY AND STOCKHOLDERS AGREEMENT INCLUDES A BINDING RIGHT OF FIRST REFUSAL, VARIOUS RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER PROVISIONS INCLUDING, WITHOUT LIMITATION, SUBSTANTIAL ENCUMBRANCES AND RESTRICTIONS ON ALIENABILITY OF SHARES. THE COMPANY WILL FURNISH A COPY OF THE COMPANY AND STOCKHOLDERS AGREEMENT AND THE REGISTRATION RIGHTS AGREEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE ON REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

            (b) No holder of Capital Stock may Transfer any Capital Stock (except pursuant to an effective registration statement under the Securities Act of 1933) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company and its counsel that registration under the Securities Act of 1933 is not required in connection with such Transfer.
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      4. Tag Along Rights.

            (a) Subject to the provisions of Section 4(g) hereof, the Majority Stockholder shall not, except as set forth below, in any twelve (12) month period, directly or indirectly Transfer, in a single transaction or series of related transactions, to any party that is not an Affiliate of the Majority Stockholder ("Non-Affiliate") or group of Non-Affiliates (the "Tag Along Transferee"), the Majority Stockholder Shares representing, on a fully diluted basis, more than 5% of the Majority Stockholder Shares, unless the terms and conditions of such Transfer shall include on a pro-rata basis an offer to the Management Stockholders at the same price and on the same terms (or terms as similar as reasonably possible) as the offer made to the Majority Stockholder by the Tag Along Transferee (the "Tag Along Right"). For purposes of this Agreement, "Affiliate" shall mean, with respect to any party, any other party which, directly or indirectly, controls, is controlled by, or is under common control with, such party. For purposes of this definition of "Affiliate", "control" shall mean the power, direct or indirect, (i) to vote or direct the voting power of at least ten percent (10%) or more of the outstanding shares of voting securities of a party, or (ii) to direct or cause the direction of the management and policies of a party, by ownership of voting securities, general partnership interest or otherwise.

            (b) The each Management Stockholder shall be entitled to sell to the Tag Along Transferee the number of shares of Capital Stock held by such Management Stockholder equaling the number derived as follows:

                                  (X) x (A)
                                        ---
                                         B

where X equals the number of shares of Capital Stock then owned by such Management Stockholder, A equals the total number of Majority Stockholder Shares to be transferred to the Tag Along Transferee and B equals the total number of Majority Stockholder Shares.

            (c) The Majority Stockholder shall notify each Management Stockholder in writing promptly upon receipt of any proposed transfer of the Majority Stockholder Shares which is subject to the Tag Along Right. Such notice (the "Initial Tag Along Notice") shall set forth: (i) the name and address of the Tag Along Transferee, the number of shares of Capital Stock proposed to be transferred thereto, (ii) the date on which such transfer is proposed to be effected, (iii) the proposed amount and form of consideration and terms and conditions of payment offered by such Tag Along Transferee (the "Tag Along Terms") and (iv) that such Tag Along Transferee has been informed of the Tag Along Right.

            (d) The Tag Along Right may be exercised by a Management Stockholder by delivery of a written notice to the Majority Stockholder (the "Tag Along Acceptance Notice") within 30 days following the receipt of the Initial Tag Along Notice from the Majority Stockholder. The Tag Along Acceptance Notice shall state the number of shares of Capital Stock that the Management Stockholder wishes to transfer to the Tag Along Transferee.

            (e) Upon delivery of a Tag Along Acceptance Notice, each such Management Stockholder shall be obligated to sell to the Tag Along Transferee on the Tag Along Terms the number of shares of Capital Stock set forth in the Tag Along Acceptance Notice; provided, however, that neither the Majority Stockholder nor any of the Management Stockholders shall consummate the sale of any shares of Capital Stock offered by it if the Tag Along Transferee does not purchase all of the shares from the Majority Stockholder and the Management Stockholders that the Majority Stockholder and the Management Stockholders are entitled and desire to sell to the Tag Along Transferee pursuant to the terms hereof. After expiration of the 30-day period referred to above without acceptance by a Management Stockholder, if the provisions of this Section 4 shall have been complied with in all respects, the Majority Stockholder shall have the right for a 90-day period to transfer such the Majority Stockholder Shares to the Tag Along Transferee on the Tag Along Terms without further notice to the Management Stockholders.

            (f) At the closing of the transfer to any Tag Along Transferee, the Tag Along Transferee shall remit to the Management Stockholders the consideration for the total sales price of the Capital Stock of the Management Stockholders sold pursuant hereto, against delivery by the Management Stockholders of certificates for such Capital Stock, duly endorsed or with duly executed stock powers, and the Management Stockholders shall comply with any and all other applicable conditions to closing.

            (g) Notwithstanding the other restrictions of this Section 4, the Majority Stockholder may, at any time, Transfer (in one or more Transfers, including, without limitation, Transfers to Non-Affiliates permitted by Section 4(a) hereof that are not subject to the Tag Along Right) up to an aggregate of 50% of the Majority Stockholder Shares to a Non-Affiliate without such Transfer being subject to the Tag Along Right; provided, that the voting rights regarding all such Majority Stockholder Shares so Transferred shall be granted by the transferee to John Rochon pursuant to an irrevocable voting agreement with a term of at least ten years; provided, further, that a copy of such voting agreement shall be provided to the Company and the Management Stockholders prior to the Transfer.

      5. Come Along Obligation.

            (a) Subject to the terms of this Section 5, if, pursuant to a bona fide offer made by a Non-Affiliate, the Majority Stockholder desires to sell all of its shares of Capital Stock and rights to acquire shares of Capital Stock, each of the Management Stockholders shall be obligated to sell all, but not less than all, of his shares of Capital Stock and rights to acquire shares of Capital Stock to such purchaser (the "Come Along Transferee") on the terms and conditions approved by the Majority Stockholder with respect to its own shares of Capital Stock (the "Come Along Obligation"). The Company and each of the Management Stockholders will take all necessary actions, and actions reasonably deemed desirable by the Majority Stockholder, in connection with the consummation of the sale to the Come Along Transferee of the remaining issued and outstanding Capital Stock held by each such Management Stockholder.

            (b) The Majority Stockholder shall notify each Management Stockholder in writing of any proposed transfer of shares which is subject to the Come Along Obligation. Such notice (the "Come Along Notice") shall set forth: (i) the date on which such transfer is proposed to be effected, and (ii) the proposed amount and form of consideration and terms and conditions of payment offered by such Come Along Transferee (the "Come Along Terms").

            (c) Upon delivery of the Come Along Notice (provided that the closing shall occur no earlier than 30 days thereafter), each Management Stockholder shall be obligated to sell to the Come Along Transferee on the Come Along Terms all of the shares of Capital Stock then owned, held or otherwise controlled by such Management Stockholder and all rights to acquire shares of Capital Stock.

            (d) At the closing of the transfer of Capital Stock to any Come Along Transferee, the Come Along Transferee shall remit to the Management Stockholders the consideration for the total sales price of the Capital Stock of the Management Stockholders and the rights to acquire Capital Stock sold pursuant to the Come Along Obligation set forth herein, against delivery by the Management Stockholders of certificates for such Capital Stock and certificates evidencing such rights to acquire stock, all duly endorsed or with duly executed powers, and the Management Stockholders shall comply with any and all other applicable conditions to closing; provided however, that in no case shall the Management Stockholders' indemnification obligations exceed their respective pro rata amount of the applicable sales price.

      6. Put Right.

            (a) Put Mechanics.

                  (i) Subject to the provisions of Section 6(a)(ii) below, at any time during the first fifteen (15) days of each fiscal quarter of the Company occurring after December 31, 2000, but prior to December 31, 2003 (each such fifteen (15) day period hereinafter referred to as a "Put Window"), each Management Stockholder who at such time is not an employee of the Company or Marketing Specialists Sales Company ("MSSC") (a "Put Stockholder") shall have the option to sell to the Company, and thereupon the Company shall have the obligation to purchase, all of the shares, of the Capital Stock which such Management Stockholder then owns ("Remaining Shares") at the price described below (such option to sell and reciprocal obligation to purchase are hereinafter referred to as the "Put," and each Put Stockholder who elects to exercise the Put is hereinafter referred to as a "Put Optionee").

                  (ii) Notwithstanding the above, at any time during which shares of Capital Stock are traded on a national exchange (including, without limitation, NASDAQ) and the Remaining Shares in question may be sold in such public market, then such Put Stockholder shall no longer have the right to exercise the Put with respect to such Remaining Shares.

                  (iii) To exercise the Put, the Put Optionee shall deliver during a Put Window a written notice (the "Put Notice") to the Company notifying the Company of his desire to exercise the Put. The closing (the "Put Closing") for the purchase by the Company of such Put Optionee's Remaining Shares shall occur at the Company's principal office, or at such other place as shall be mutually agreeable to the Put Optionee and the Company, on the seventy-fifth day after the end of the immediately preceding Put Window (such date of closing hereinafter referred to as the "Put Closing Date"). At the Put Closing, the Put Optionee shall deliver a duly and validly executed certificate making, for the benefit of the Company, customary representations and warranties, including but not limited to representations as to good title, no encumbrances, no conflicts, authority and capacity, and no consents or commissions.

            (b) Calculation of Put Price. The price per share to be paid to the Put Optionee at the Put Closing (the "Put Price") shall be the product of: consolidated earnings (excluding extraordinary, non-recurring or discretionary expenses, as determined in the good faith determination of the Board of Directors of the Company) before interest, taxes, depreciation and amortization calculated in accordance with GAAP consistently applied ("EBITDA") of the Company for the four (4) fiscal quarters immediately preceding the Put Notice times a multiple which, in light of generally recognized, then prevailing market and industry conditions, fairly reflects the value of the Company, minus the present value of the Company's funded debt, on a consolidated basis, at the date of calculation divided by the number of then issued and outstanding shares of Capital Stock. In calculating EBITDA, the EBITDA of the Company shall be deemed to include the full year EBITDA of any entity acquired by the Company or its subsidiaries during such four (4) fiscal quarters. In the event that the Company and the Put Optionee cannot agree as to the calculation of the Put Price within sixty (60) days after the giving of the Put Notice, then the matter shall be referred to Price Waterhouse L.L.P. (Dallas Office) ("PW") who shall calculate the Put Price. In the event the Put Optionee or the Company disagrees with the Put Price calculated by PW, then the matter shall be referred to Ernst & Young, L.L.P. ("E&Y") who shall calculate the Put Price. If the calculations rendered by PW and E&Y differ by no more than ten percent (10%), the Put Price shall be the average of the two such calculations. If the calculations differ by more than ten percent (10%), PW and E&Y shall immediately, but in no event more than five (5) days following delivery of E&Y's calculations, jointly appoint a third accounting firm (the "Third Appraiser"). The Third Appraiser shall, within ten
(10) days of its appointment, render its calculation of the Put Price, and the average of the calculations of the Put Price of PW, E&Y and the Third Appraiser shall be the Put Price and shall be final and binding upon the Company and the Put Optionee. The Company shall bear the cost of PW, the Put Optionee shall bear the cost of E&Y, and the Company and the Put Optionee shall each pay one-half of the cost of the Third Appraiser. To the extent not already reflected in the pro forma component of EBITDA as calculated pursuant to the foregoing provisions of this Section 6(b), in the event of any reorganization, recapitalization, split, merger, stock split, stock dividend, combination or exchange of shares, issuance of other securities in exchange for Capital Stock or any other change in the outstanding securities of the Company that results in a change in the number or the kind of shares of Capital Stock or securities convertible into Capital Stock, the amount to be paid per share by the Company shall be adjusted so that the total amount of consideration to be paid by the Company to each Put Optionee, upon exercise of the Put, is identical to the consideration that would have been paid if such event had not occurred.

            (c) Payment of Put Price. To the extent that the Company has available cash therefor as determined in good faith by the Board of Directors of the Company, taking into account such factors as limitations imposed by applicable law, the amount of cash revenues then required for the Company's operations and acquisition strategy and such other factors as the Board, in its sole and exclusive judgment, deems appropriate ("Available Cash"), it shall pay the Put Price in cash. In the event the Put Price exceeds Available Cash, the Company shall pay such excess in the form of a promissory note, which promissory note (i) shall have substantially the terms described on Exhibit C hereto and
(ii) shall be secured by a pledge of that portion of the Remaining Shares not purchased for cash. Available Cash, if any, shall be allocated to each Put Optionee who exercises during a given Put Window on a pro-rata basis.

            (d) Put Closing. On the Put Closing Date, the Company shall pay to the Put Optionee an amount equal to the Put Price multiplied by the number of Remaining Shares for which the Put is exercised. Simultaneously, the Put Optionee shall deliver to the Company certificates representing such Remaining Shares, together with duly executed stock powers endorsed to the Company or such other assignments or instruments of conveyance and transfer, in form and substance satisfactory to the Company and its counsel, as shall be effective to vest in the Company all right, title and interest in and to such Remaining Shares.

            (e) Death or Disability. Notwithstanding the terms of this Section 6, in the event of any Management Stockholder's Disability (as defined below) or death, then upon such Disability or death and thereafter during the term hereof, the legal guardian or representative of such Management Stockholder shall have the right to exercise the Put with respect to the shares of Capital Stock then beneficially owned by such Management Stockholder in accordance with the above terms of this Section 6; provided, however, that for purposes of this Section 6(e), the Put Window shall be deemed the first fifteen (15) days of the second full fiscal quarter of the Company occurring after the Disability or death, as the case may be. "Disability", (i) with respect to any Management Stockholder who was employed by the Company or MSSC immediately prior to such event, shall have been deemed to occur at such time as the Executive becomes subject to Disability under that certain Employment Agreement (the "Employment Agreement") dated as of April 2, 1996 by and between such Management Stockholder and MSSC and (ii) with respect to any Management Stockholder who was not employed by the Company or MSSC immediately prior to such event, shall have been deemed to occur when such Management Stockholder becomes physically or mentally disabled to such an extent that, in the opinion of a physician employed by the Company or MSSC or the Management Stockholder, (x) he is no longer able to perform significant decision-making duties, (y) such disability cannot be reasonably accommodated and (z) such disability is reasonably expected to continue for more than six additional months; provided, that in the case of any Disability under clause
(ii) above, the Company or MSSC or the Management Stockholder may contest any decision made by a physician employed by the other party by employing its or his own physician for such purpose; provided, further, that in the event the two physicians so retained disagree, such physicians shall jointly nominate a third physician for the purpose of rendering an opinion with respect to such Disability, which opinion shall be binding upon the parties hereto.

      7. Additional Equity; Certain Other Matters.

            (a) Additional Equity. Within 30 days of the date of the good faith determination (taking into account the availability of bank and other debt financing and availability of equity financing from sources other than the Majority Stockholder and its Affiliates) of the Board of Directors of the Company that the Company requires additional equity capital, the Majority Stockholder shall have the right to purchase additional shares ("Additional Shares") of Common Stock from the Company at the Additional Equity Price (as defined below) by delivering the amount of such Additional Equity Price to the Company on the applicable purchase date by wire transfer in immediately available funds to an account designated in writing by the Company at least two business days prior to such purchase date. Each amount so invested by the Majority Stockholder (unless agreed otherwise by the Majority Stockholder and at least two of the Management Stockholders) shall be invested in increments of $1,000,000. The "Additional Equity Price" shall be equal to $1,000,000 for the number of shares of Common Stock required to increase the Majority Stockholder's proportionate ownership of the Capital Stock outstanding on the date of purchase by one percent. (For example, (i) if the Majority Stockholder owns, in aggregate, 65% of the total number of shares of the then outstanding Capital Stock and invests an additional $1,000,000 in newly issued shares of Common Stock under the terms of this Section 7(e), the Company shall issue to the Majority Stockholder that number of shares of Common Stock required to increase the Majority Stockholder's proportionate ownership of the Capital Stock to 66% of the total number of shares of the Capital Stock outstanding immediately following such purchase and (ii) if the Majority Stockholder owns, in aggregate, 65% of the total number of shares of the then outstanding Capital Stock and invests an additional $3,000,000 in newly issued shares of Common Stock under the terms of this Section 7(e), the Company shall issue to the Majority Stockholder that number of shares of Common Stock required to increase the Majority Stockholder's proportionate ownership of the Capital Stock to 68% of the total number of shares of the Capital Stock outstanding immediately following such purchase.)

            (b) Successors and Assigns. The provisions of this Section 7 shall be enforceable against the respective successors and assigns of the parties hereto and against the spouses of the Management Stockholders, who shall execute a Consent set forth after the signature page of this Agreement.

            (c) HSR Clearance. If the Majority Stockholder or the Company or any Management Stockholder is required to file Hart-Scott-Rodino Notification and Report Forms under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the sale or purchase of any Capital Stock by any party pursuant to Section 6 or Section 7, as the case may be, of this Agreement such party shall promptly make such filings and the time periods provided in Section 6 or Section 7, as the case may be, shall be extended until the second business day after the Majority Stockholder, the Company and/or the Management Stockholders, as applicable, receives written notice from the Federal Trade Commission or the Department of Justice that the applicable waiting period under the HSR Act has expired or been terminated (or until the expiration of such waiting period if no such written notice is received).

      8. Voting Agreement; Board Representation; Expenses.

            (a) The Board of Directors of the Company (the "Board") shall be composed of seven members, three of whom (Pedersen, Bruce Butler and Gary Guffey) have been nominated by Pedersen and four of whom (John Rochon, Nick Bouras, Tim Byrd and Tom Reynolds) have been nominated by the Majority Stockholder.

            (b) If any of the nominated directors ceases to be a director for any reason, including death, resignation, removal or otherwise, the party who originally nominated such director shall have the right to nominate another person to serve as a director, subject to the same approval requirements as set forth in (a) above, and the parties hereto shall take all actions necessary to have such nominee elected as a director.

      9. Certain Company Options to Repurchase.

            (a) Repurchase Upon Termination for Cause. In the event (i) any Management Stockholder's employment with the Company or MSSC is terminated for Cause (as defined in the applicable Employment Agreement ) then the Company shall have the irrevocable and exclusive option, but not the obligation, to purchase all or any portion of such Management Stockholder's shares at a price equal to the Put Price described in Section 6(b) above, except that the multiple to be applied to the Company's EBITDA shall be conclusively deemed to be: (1)
5.5 if the relevant event occurs before March 31, 1998; and (2) 5.25 if the relevant event occurs after March 31, 1998 (the "Repurchase Price"). As soon as reasonably practicable after the applicable Termination Date (as defined in the Employment Agreement) but in no event later than ninety (90) days after such Termination Date, the Company shall deliver to such Management Stockholder written notice (the "Termination Repurchase Notice") setting forth all of the material terms relating to the repurchase of the shares of Capital Stock under this Section 9(a).

            (b) Repurchase Upon Divorce, Bankruptcy, Disability or Death. In the event of the Disability of any Management Stockholder or the transfer of any Management Stockholder's shares of Capital Stock to a third party (the "Automatic Transferee") by operation of law pursuant to or otherwise in connection with any Management Stockholder's divorce, bankruptcy, or death, then the Company shall have the irrevocable and exclusive option, but not the obligation, to purchase all or any portion of the shares of Capital Stock then held by such Management Stockholder (in the case of such Management Stockholder's Disability) or held by such Automatic Transferee at a price equal to the applicable Repurchase Price. As soon as reasonably practicable after the date of the event described in the first sentence of this Section 9(b), but in no event later than ninety (90) days after such date, the Company shall deliver to such Management Stockholder (or legal representative thereof) or Automatic Transferee (or legal representative thereof), as applicable, written notice (the "Automatic Repurchase Notice") setting forth all of the material terms relating to the repurchase of the shares of Capital Stock under this Section 9(b).

            (c) Repurchase Closing. The closing (the "Repurchase Closing") for the repurchase by the Company of shares of Capital Stock pursuant to Section 9(a) or Section 9(b) above shall occur at the Company's principal office thirty (30) days after delivery of the Termination Repurchase Notice or Automatic Repurchase Notice, as the case may be. At the Repurchase Closing, the Management Stockholder (or legal representative thereof) or the Automatic Transferee (or legal representative thereof), as the case may be, shall deliver a duly and validly executed certificate making, for the benefit of the Company, customary representations and warranties.

      10. Representations and Warranties by Each Management Stockholder. Each Management Stockholder, with respect only to himself and not with respect to any other Management Stockholder (and in the case of any representation or warranty set forth below relating solely to Pedersen and Watt, only Pedersen and Watt severally), hereby covenants with, represents and warrants to the Majority Stockholder that the following shall be true, correct and complete on the date hereof and as of the date of the Put Closing, the closing of any other transactions pursuant to which such Management Stockholder Transfers any shares of Capital Stock to the Majority Stockholder or the Company and the closing of any transactions pursuant to the Tag Along Right or the Come Along Obligation:

            (a) Shares Subject to Transfer. Any Remaining Shares, Put Option Shares or other shares Transferred by any Management Stockholder pursuant to this Agreement (including, without limitation, shares Transferred in connection with the Tag Along Right or Come Along Obligation) will, as of the consummation of such Transfer, be owned of record and beneficially by such Management Stockholder, free and clear of any Encumbrance, except for any restrictions on Transfer imposed hereunder or under applicable state and federal securities laws. Except as provided for herein, there are no Encumbrances whatsoever, fixed or contingent, that directly or indirectly, (i) provide for the Transfer of any of the shares of Capital Stock held by such Management Stockholder to be Transferred pursuant to the Tag Along Right, Come Along Obligation, Put Option, any interest therein or any rights with respect thereto, or relate to the voting, disposition, exercise, conversion or control of such shares, or (ii) obligate such Management Stockholder to grant, offer or enter into any of the foregoing.

            (b) No Conflicts. The execution and delivery of this Agreement by such Management Stockholder, the consummation of the transactions contemplated hereby (including, without limitation, the consummation of any transactions pursuant to the Tag Along Right or the Come Along Obligation) by such Management Stockholder and the exercise of the Put by such Management Stockholder pursuant to the provisions of Section 6 hereof will not conflict with or violate any agreement, law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to or binding on such Management Stockholder.

            (c) Authority. Such Management Stockholder has all requisite right, power and authority and has full legal capacity and is competent to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Management Stockholder and constitutes a legal, valid and binding obligation of such Management Stockholder, enforceable against him in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws and judicial decisions of general application relating to or affecting the enforcement of creditors' rights generally or by general equitable principles.

            (d) No Consents or Approvals. Such Management Stockholder is not required to submit any notice, report or other filing with any governmental or regulatory authority or instrumentality, and no waiver, consent, approval or authorization of any governmental or regulatory authority or any other person is required to be obtained or made by such Management Stockholder, in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

            (e) No Community Property Interest. None of the shares of Capital Stock to be Transferred by Pedersen or Watt pursuant to any transaction contemplated hereby are subject to any community property interest or other proprietary interest to which any spouse, whether former or present, of either Pedersen or Watt, is entitled.

      11. Representations and Warranties of the Company and the Management Stockholders.

      The Company and the Management Stockholders, to the extent any such party is party to a transaction contemplated hereby, hereby jointly and severally represent and warrant to the Majority Stockholder that the following shall be true, correct and complete on the date hereof and as of the date of the Put Closing, the closing of any other transactions pursuant to which such Management Stockholder Transfers any shares of Capital Stock to the Majority Stockholder or the Company and the closing of any transactions pursuant to the Tag Along Right or the Come Along Obligation:

            (a) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in the states and jurisdictions where qualification as a foreign corporation is required.

            (b) Shares Subject to Transfer. Any shares Transferred by the Company pursuant to this Agreement will, as of the consummation of such Transfer, be newly issued or owned of record and beneficially by the Company, free and clear of any Encumbrance (as defined below) (including any restrictions relating to treasury stock), except for any restrictions on Transfer imposed hereunder or under applicable state and federal securities laws. Except as provided for herein, there are no Encumbrances whatsoever, fixed or contingent, that directly or indirectly, (i) provide for the Transfer of any of the Additional Shares, any interest therein or any rights with respect thereto, or relate to the voting, disposition, exercise, conversion or control of such shares, or (ii) obligate the Company to grant, offer or enter into any of the foregoing. Except as provided for herein and except for any restrictions on transfer under applicable state and federal securities laws, upon any closing of the purchase by the Majority Stockholder of Additional Shares, the Majority Stockholder will acquire valid and indefeasible title to the Additional Shares, respectively, free and clear of any Encumbrance. "Encumbrance" means any security interest, pledge, option, lien, claim, commitment, proxy, equity, right, restriction on transfer or encumbrance of any nature whatsoever, except for such restrictions as may be imposed by NationsBank of Texas, N.A., under and in connection with that certain Credit Agreement dated as of February 12, 1997 between NationsBank of Texas, N.A. and MSSC.

            (c) Authority, Approvals and Consents. The Company has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize and approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws and judicial decisions of general application relating to or affecting the enforcement of creditors' rights generally or by general equitable principles. The execution, delivery and performance of this Agreement by the Company and the Management Stockholders and the consummation of the transactions contemplated hereby do not and will not:

                  (i) contravene any provisions of the Certificate of Incorporation or Bylaws of the Company;

                  (ii) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any material agreement of the Company or its subsidiaries (a "Company Agreement") or require any consent or waiver of any party to any Company Agreement;

                  (iii) result in the creation of any Encumbrance upon, or any person obtaining any right to acquire, any properties, assets or rights of the Company (other than the rights of the Majority Stockholder, the Management Stockholders and the Company set forth herein);

                  (iv) violate or conflict with any laws, ordinances, codes, rules, regulations, standards, judgments and other requirements of all governmental, administrative or judicial entities applicable to the Company or any of its businesses or properties; or

                  (v) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority.

            (d) Disclosure. Neither the Company nor any Management Stockholder has knowledge of any information contained in this Agreement that contains any untrue statement of material fact or omits to state any material fact required to be stated in order to make the statements made herein not misleading.

            (e) No Commission. The Company has not employed any broker, agent or finder in connection with any transaction contemplated by this Agreement. The Company hereby indemnifies the Majority Stockholder against any liability for a broker's commission, finder's fee or any other fee of any description incurred by the Company with respect to any transaction contemplated by this Agreement.

      12. Representations and Warranties of the Majority Stockholder. The Majority Stockholder, to the extent it is a party to a transaction contemplated hereby, represents and warrants to each of the Management Stockholders and to the Company that the following shall be true, correct and complete on the date hereof and as of the date of the Put Closing, the closing of the purchase by Majority Stockholder of the Additional Shares, or closing of any other transactions pursuant to which the Majority Stockholder Transfers, or receives the Transfer of, any shares of Capital Stock (including, without limitation, the closing of any transactions pursuant to the Tag Along Right or the Come Along Obligation):

            (a) Organization of the Majority Stockholder. The Majority Stockholder is a limited partnership duly organized under the laws of the State of Texas and is validly existing under the laws of the State of Texas.

            (b) Organization of General Partner. MSSC Acquisition Corporation ("Acquisition Corporation") is a corporation duly incorporated under the laws of the State of Delaware and is validly existing and in good standing under the laws of the State of Delaware. Acquisition Corporation is duly qualified to do business in Texas.

            (c) Authority. Acquisition Corporation, as general partner of the Majority Stockholder, has full corporate power and authority on behalf of the Majority Stockholder to execute and deliver this Agreement and to cause the Majority Stockholder to perform its obligations hereunder. The Majority Stockholder has all requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Majority Stockholder of this Agreement have been duly authorized by all necessary partnership action of the Majority Stockholder, and by all corporate action of Acquisition Corporation on behalf of the Majority Stockholder. This Agreement has been duly executed and delivered by Acquisition Corporation on behalf of the Majority Stockholder to the Management Stockholders and the Company, and constitutes a valid, binding and enforceable obligation of the Majority Stockholder, enforceable against it in accordance with its terms, except to the extent the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other laws and judicial decisions of general application relating to or affecting the enforcement of creditors' rights generally or by general equitable principles.

            (d) No Conflict; No Consents or Approvals.

                  (i) The execution, delivery and performance of this Agreement by the Majority Stockholder and the grant and exercise of the Put and the purchase of the Additional Shares pursuant to the provisions of Section 6 and
Section 7 hereof will not (i) conflict with, violate or result in a breach of any provision of the Limited Partnership Agreement of the Majority Stockholder or of the corporate charter or bylaws of Acquisition Corporation, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to the Majority Stockholder or Acquisition Corporation, or by which any of their respective properties or assets are bound or (iii) conflict with, or result in any breach of or constitute a violation or default of (or which upon notice or lapse of time or both would result in such a conflict, breach, violation or default) under any material note, bond, indenture, mortgage, agreement, contract or other instrument to which the Majority Stockholder is a party or by which the Majority Stockholder or any of its properties or assets are bound. No waiver, approval, authorization, order, license, permit, franchise or consent of or registration, declaration, qualification or filing with any governmental agency or authority is required to be obtained by the Majority Stockholder in connection with the execution, delivery and performance of this Agreement.

                  (ii) No waiver, approval, authorization, order, license, permit, franchise or consent of or registration, declaration, qualification, notice to or filing with any governmental, administrative or judicial agency or authority is required to be obtained by the Majority Stockholder in connection with the execution, delivery and performance of this Agreement.

      13. Survival of Representations and Warranties. All representations and warranties made pursuant to or in connection with this Agreement shall survive for eighteen (18) months after the closing of each and any transaction consummated in connection with this Agreement; provided, however, that (a) the representations and warranties set forth in Sections 10(a), 10(c) and 11(b) shall survive indefinitely. The expiration of any survival period shall not bar or otherwise affect the subsequent revival and survival of the representations and warranties made pursuant to or in connection with this Agreement in accordance with the immediately preceding sentence.

      14. Indemnification.

            (a) Indemnification by Management Stockholders. Subject to the terms of this Section 14, each Management Stockholder shall severally, and not jointly, indemnify and hold harmless the Majority Stockholder, its officers, directors, employees and controlling persons (hereinafter collectively referred to as the "Majority Stockholder Group") from any liability, damage, loss, penalty, cost or expense incurred by any member of the Majority Stockholder Group, whether incurred directly by such member or indirectly through its proportionate ownership of the Company (including, without limitation, reasonable attorneys fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation) after receiving full credit for the amount of any payments actually received as a result of insurance coverage (being hereafter referred to in this Section 14 as "Majority Stockholder Costs") arising from or attributable to any breach or multiple breaches of any representation, warranty or agreement made by such

Management Stockholder herein; provided, however, that the obligation of each such Management Stockholder to indemnify the Majority Stockholder Group for such Majority Stockholder Costs shall be effective only if, and only to the extent that, the aggregate amount of such Majority Stockholder Costs exceeds the amount set forth in the first column beside such Management Stockholder's name on Exhibit D hereto (such amount being termed the "Management Stockholder's Basket Amount"), and then only to the extent such amount exceeds such Management Stockholder's Basket Amount.

            (b) Indemnification by the Company. Subject to the terms of this
Section 14, the Company shall indemnify and hold harmless the Majority Stockholder Group from any Majority Stockholder Costs arising from or attributable to any breach or multiple breaches of any representation, warranty or agreement made by the Company herein; provided, however, that the obligation of the Company to indemnify the Majority Stockholder Group for such Majority Stockholder Costs shall be effective only if, and only to the extent that, the aggregate amount of such Majority Stockholder Costs exceeds two hundred fifty thousand dollars ($250,000) (such $250,000 being termed the "Company's Basket Amount") and then only to the extent such amount exceeds the Company's Basket Amount.

            (c) Management Stockholder's Limitation on Liability. Notwithstanding any other provision in this Agreement, (i) the obligation of each Management Stockholder to indemnify the Majority Stockholder Group pursuant to Section 14(a) against any Majority Stockholder Costs sustained by reason of any claim made under Section 14(a) shall be limited to claims as to which Majority Stockholder has given to such Management Stockholder written notice thereof on or prior to the expiration of the applicable period for which the applicable representation or warranty is intended to survive as stated in
Section 13, and (ii) in no event shall the aggregate Majority Stockholder Costs for which any Management Stockholder is deemed liable pursuant to the indemnity provisions contained in Section 14(a) exceed the amount set forth in the second column beside such Management Stockholder's name on Exhibit D hereto.

            (d) Company's Limitation on Liability. Notwithstanding any other provision in this Agreement, (i) the obligation of the Company to indemnify the Majority Stockholder Group pursuant to Section 14(b) against any Majority Stockholder Costs sustained by reason of any claim made under Section 14(b) shall be limited to claims as to which the Majority Stockholder has given to the Company written notice thereof on or prior to the expiration of the applicable period for which the applicable representation or warranty is intended to survive as stated in Section 13, and (ii) in no event shall the aggregate Majority Stockholder Costs for which the Company is deemed liable pursuant to the indemnity provisions contained in Section 14(b) exceed eight million five hundred thousand dollars ($8,500,000); provided, however, that in the event any breach giving rise to the Company's obligation to indemnify the Majority Stockholder Group occurs or is deemed to occur upon or after the purchase by Majority Stockholder of the Additional Shares, the aggregate Majority Stockholder Costs for which the Company is liable pursuant to the indemnity provisions contained in Section 14(b) shall be limited to eight million five hundred thousand dollars plus the purchase price for such shares.

            (e) Indemnification by the Majority Stockholder. The Majority Stockholder shall indemnify and hold harmless each of the Management Stockholders and the Company and its officers, directors, employees and controlling persons from any liability, damage, loss, penalty, cost or expense incurred by the Management Stockholders or the Company (including, without limitation, reasonable attorneys' fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation) after receiving full credit for the amount of any payments actually received as a result of insurance coverage (being hereafter referred to in this Section 15 as "Seller Costs" and, together with Majority Stockholder Costs, "Costs") arising from or attributable to any breach or multiple breaches of any representation, warranty or agreement made by the Majority Stockholder herein; provided, however, that the obligation of the Majority Stockholder to indemnify the Management Stockholders or the Company for such Seller Costs shall be effective only if, and only to the extent that, the aggregate value of such Seller Costs exceeds two hundred fifty thousand dollars ($250,000) and then only with respect to such excess amount.

            (f) The Majority Stockholder's Limitation on Liability. Notwithstanding any other provision in this Agreement, (i) the obligation of the Majority Stockholder to indemnify the Management Stockholders or the Company pursuant to Section 14(e) against any Seller Costs sustained by reason of any claim made under Section 14(e) shall be limited to claims as to which any Management Stockholder or the Company, as the case may be, has given to the Majority Stockholder written notice thereof on or prior to the expiration of the applicable period for which the applicable representation or warranty is intended to survive as stated in Section 13, and (ii) in no event shall the aggregate Seller Costs for which the Majority Stockholder is deemed liable pursuant to the indemnity provisions contained in Section 14(e) exceed eight million five hundred thousand dollars ($8,500,000); provided, however, that in the event any breach giving rise to the Majority Stockholder's obligation to indemnify the Company or any of the Management Stockholders occurs or is deemed to occur upon or after the purchase by the Majority Stockholder of the Additional Shares, the aggregate Seller Costs for which the Majority Stockholder is liable pursuant to the indemnity provisions contained in Section 14(e) shall be limited to eight million five hundred thousand dollars plus the purchase price for such shares.

            (g) Priority of Indemnification. The Majority Stockholder Group shall seek to recover on any claim for indemnification hereunder (except for any claim for indemnification hereunder against a Management Stockholder arising from or attributable to the breach by such Management Stockholder of his representations and warranties in Section 10 hereof) in the following priority: first, from the Company, and second, only in the event, and only to the extent, that the Company is unable to satisfy a valid claim for indemnification hereunder within a reasonable time, from the Management Stockholders. To the extent that the Company, prior to satisfying a valid claim for indemnification hereunder, has utilized all or part of the Company's Basket Amount, each Management Stockholder's Basket Amount shall be reduced in proportion to the percentage of the Company's Basket Amount so utilized. Any payment by the Company on a valid claim for indemnification hereunder shall take into account that the Majority Stockholder owns a portion of the equity of the Company and such payment shall, therefore, be increased in accordance with the following formula:

      Company Payment = Claim Amount/ (1 - Majority Stockholder's Equity Percentage)

where "Company Payment" means the amount payable by the Company on a valid claim for indemnification hereunder, "Claim Amount" means the amount due on a valid claim for indemnification hereunder, after application of the Company Basket, and "Majority Stockholder's Equity Percentage" means the percentage interest of the Majority Stockholder in the equity capital of the Company on a fully diluted basis expressed as a decimal.

            (h) Notwithstanding any provision herein, in the Stock Purchase Agreement dated as of April 2, 1996 among MSSC, the Majority Stockholder and the Management Stockholders (the "Stock Purchase Agreement") or in the indemnification provisions that survive the termination of the Amended and Restated Company and Shareholders Agreement dated as of November 7, 1996 among MSSC, the Majority Stockholder and the Management Stockholders (the "Former Shareholders Agreement"), in the event a valid claim is subject to indemnification under both this Section 14 and the indemnity provisions set forth in the Stock Purchase Agreement or the Former Shareholders Agreement (the "Other Indemnity Provisions"), the party entitled to such indemnification may elect to make such claim under this Section 14 or under one (but not both) of the Other Indemnity Provisions, but shall not be entitled to make any such claim under both this Section 14 and either of the Other Indemnity Provisions.

            (i) Procedures for Third-Party Claims. Promptly after the assertion by any third party of any claim against any party entitled to be indemnified under this Section 14 (the "Indemnitee") that, in the judgment of such Indemnitee, may result in the incurrence by such Indemnitee of Costs for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the other party hereto (the "Indemnitor") a written notice describing in reasonable detail such claim and such Indemnitor may participate in and, at its option, assume the defense of the Indemnitee against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnitee, and the payment of expenses). Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnitor, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnitee and the Indemnitor and such Indemnitee shall have been advised in writing by such counsel that there may be conflicting interests between the Indemnitee and the Indemnitor in the legal defense thereof. No Indemnitor shall be liable to indemnify any Indemnitee for any compromise or settlement of any such action or claim effected without the consent of the Indemnitor.

      15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by recognized overnight delivery service or facsimile transmission to the parties at the following addresses or at such other addresses as shall be specified by like notice:

            (a)   if to the Majority Stockholder:

                  MS Acquisition Limited
                  16251 Dallas Parkway
                  Dallas, Texas 75248
                  Attention: Sharon Drobeck
                  Facsimile: (972) 687-1662

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom
                  919 Third Avenue
                  New York, New York 10022
                  Attention: Eileen Nugent Simon, Esq.
                  Facsimile: (212) 735-2000

            (b)   if to the Company:

                  Richmont Marketing Specialists Inc.
                  2324 Gateway Drive
                  Irving, Texas 75015
                  Attention: Gary R. Guffey
                             and Timothy M. Byrd
                  Facsimile: (972) 550-1896

                  with a copy to:

                  Andrews & Kurth L.L.P.
                  1717 Main Street, Suite 3700
                  Dallas, Texas 75201
                  Attention: J. Gregory Holloway, Esq.
                  Facsimile: (214) 659-4401

            (c) if to a Management Stockholder, to his address or facsimile number listed on Exhibit A:

                  with a copy to:

                  Andrews & Kurth L.L.P.
                  1717 Main Street, Suite 3700
                  Dallas, Texas 75201
                  Attention: J. Gregory Holloway, Esq.
                  Facsimile: (214) 659-4401

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by recognized overnight delivery service, on the date of actual delivery and, in the case of notice so given by facsimile transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

      16. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

      17. Complete Agreement. This Agreement and the Exhibits hereto embody the complete agreement and understanding among the parties regarding the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

      18. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

      19. Arbitration and Choice of Law. The parties hereto shall in good faith negotiate to resolve amicably any dispute, controversy or claim (collectively, "Controversy") arising out of, relating to, or in connection with, this Agreement. In the event such Controversy is not resolved amicably within sixty
(60) days from the date that notice is delivered in respect of such Controversy, such Controversy shall be settled by arbitration to the exclusion of all other procedures. The parties hereto agree that any such Controversy shall be submitted to three arbitrators selected from the panels of arbitrators of the American Arbitration Association ("AAA") and shall be governed by the Commercial Arbitration Rules of the AAA, as amended and in effect on the date a demand for arbitration is filed with the AAA. Any demand for arbitration shall specify a dollar amount of damages sought. The arbitrators shall be governed by and shall apply the substantive law of the State of Texas (without giving effect to the rules of conflict of laws thereof) in making their award and their ruling shall be binding and conclusive upon the parties hereto. Any arbitration shall occur in the city of Dallas, Texas and judgment upon the award rendered may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, the parties will obtain the agreement of arbitrators to the following: (i) the arbitrators shall provide a written ruling, stating in separate sections the findings of fact and conclusions of law on which their ruling is based; and (ii) their ruling shall be due no later than ninety (90) days after their final hearing and within nine (9) months after commencement of the arbitration.

      20. Remedies. The parties acknowledge and agree that the breach of the provisions of this Agreement by any of the Management Stockholders or the Majority Stockholder could not be adequately compensated with monetary damages, and the parties hereto agree, accordingly, that injunctive relief and specific performance shall be appropriate remedies to enforce the provisions of this Agreement and waive any claim or defense that there is an adequate remedy at law for such breach; provided, however, that nothing herein shall limit the remedies available and all remedies herein are in addition to any remedies available at law or otherwise.

      21. Successors and Assigns. The provisions of this Agreement, including without limitation all of the restrictions of, and rights relating to, Transfers of shares of Capital Stock, shall be enforceable against the respective successors and assigns of the parties hereto and against the spouses of the Management Stockholders (and any such spouse who holds a community property interest in shares of Capital Stock shall execute a consent set forth after the signature page of this Agreement), except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws and judicial decisions of general application relating to or affecting the enforcement of creditors' rights generally or by general equitable principles. This Agreement may not be assigned by a party without the prior written consent of the other parties hereto; provided, that the benefits and obligations under this Agreement may be assigned to an Affiliate of the Majority Stockholder if the Majority Stockholder guarantees the performance of the assignee, and such Affiliate confirms in writing to the Management Stockholders that such Affiliate assumes all obligations of the Majority Stockholder hereunder and makes all the covenants of the Majority Stockholder contained in this Agreement. Subject to the preceding sentence, all the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto. This Agreement shall not run to the benefit of or be enforceable by any person other than a party to this Agreement and, subject to the second sentence of this Section 21, its successors and assigns. Nothing in this Section 21 shall impose any restriction on the ability of the Majority Stockholder to assign its shares of Capital Stock free of the benefits of this Agreement provided that no such assignment will relieve the Majority Stockholder of any of its obligations under this Agreement.

      22. Amendments. This Agreement may be amended only by a written agreement signed by the party against whom enforcement is sought.

      23. Termination of Restrictions. This Agreement shall terminate on the earliest to occur of (i) the effective date of an initial public offering of the Company's Capital Stock, (ii) the date the Company is merged or consolidated with or into a new surviving company and the holders of the Company's voting securities (on a fully-diluted basis) immediately prior to the merger or consolidation own less than a majority of the ordinary voting power to elect directors of the new surviving company (on a fully-diluted basis) immediately subsequent to the merger or consolidation, (iii) the date of a sale of all, or substantially all, of the Company's assets or capital stock in any transaction or series of related transactions, (iv) the mutual consent of the parties or
(iv) the last day of the Term.


                             Signature Page Follows

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                       RICHMONT MARKETING SPECIALISTS INC.



                                       By: /s/ Gary R. Guffey
                                           -------------------------------------
                                           Name:  Gary R. Guffey
                                           Title: Vice President


                                       MS ACQUISITION LIMITED


                                       By: MSSC ACQUISITION CORPORATION,
                                           its General Partner



                                       By: /s/ Timothy M. Byrd
                                           -------------------------------------
                                           Name:  Timothy M. Byrd
                                           Title: Vice President and Chief
                                                  Financial Officer


                                       /s/ Ronald D. Pedersen
                                       -----------------------------------------
                                       Ronald D. Pedersen


                                       /s/ Jeffrey A. Watt
                                       -----------------------------------------
                                       Jeffrey A. Watt


                                       /s/ Bruce A. Butler
                                       -----------------------------------------
                                       Bruce A. Butler


                                       /s/ Gary R. Guffey
                                       -----------------------------------------
                                       Gary R. Guffey

      The undersigned, spouse of Gary R. Guffey, a Management Stockholder (as defined in the foregoing Agreement) executing the foregoing Agreement, hereunto subscribes her name in evidence of her agreement and consents to the provisions regarding the disposition of the Capital Stock of Richmont Marketing Specialists Inc. referred to in the foregoing Agreement, and to all other provisions thereof.

      Effective as of the day and year first above written.


                                       /s/ P. Joann Guffey
                                       -----------------------------------------
                                       P. JOANN GUFFEY

      The undersigned, spouse of Bruce A. Butler, a Management Stockholder (as defined in the foregoing Company and Stockholders Agreement) executing the foregoing Agreement, hereunto subscribes her name in evidence of her agreement and consents to the provisions regarding the disposition of the Capital Stock of Richmont Marketing Specialists Inc. referred to in the foregoing Agreement, and to all other provisions thereof.

      Effective as of the day and year first above written.


                                       /s/ Victoria A. Butler
                                       -----------------------------------------
                                       VICTORIA A. BUTLER

                                    EXHIBIT A

                             Names and Addresses of
                             Management Stockholders

Ronald D. Pedersen
   10245 Strait Lane
   Dallas, Texas 75229

Jeffrey A. Watt
   6006 Kettering Court
   Dallas, Texas 75248

Gary R. Guffey
   17 Overhill Drive
   Trophy Club, Texas 76262

Bruce A. Butler
   633 Barington Place
   Matthews, North Carolina 28105


                              EXHIBIT A- Solo Page

                                   EXHIBIT B

Name and Address of                                   Number of Shares of
  Stockholders                                           Common Stock
  ------------                                           ------------
Ronald D. Pedersen                                          25,842

Jeffrey A. Watt                                             16,826

Gary R. Guffey                                               6,193

Bruce A. Butler                                              6,193

MS Acquisition Limited                                      82,581
                                                           -------

            TOTAL                                          137,635


                              EXHIBIT B- Solo Page

                                    EXHIBIT C

                 Terms Relating to Put Option Promissory Note

1.    Maturity Date: Three (3) years from the date of issue;

2.    Interest Rate:    (a)   Escalating rate as follows:

                              (i) at all times during the period commencing on the date of issue of the Promissory Note to and including the last day of the fourth full fiscal quarter after the issuance of the Promissory Note (the "First Period") the interest rate shall be equal to the Prime Rate (as defined below) per annum;

                              (ii) at all times during the period commencing after the First Period to and including the last day of the eighth full fiscal quarter after the issuance of the Promissory Note (the "Second Period"), the interest rate shall be equal to the Prime Rate (as defined below) plus 200 basis points per annum; and

                              (iii) at all times during the period commencing on
                                    the Second Period to and including maturity, the interest rate shall be equal to the Prime Rate (as defined below) plus 250 basis points per annum.

                              "Prime Rate" shall mean a fluctuating interest rate per annum as in effect from time to time, which interest rate per annum shall at all times be equal to the rate of interest announced publicly, from time to time (whether or not charged in each instance) by The Chase Manhattan Bank ("Bank"), in New York, New York, as bank's base rate or general reference rate. Should Bank, during the time during which the Promissory Note is outstanding, abolish or abandon the practice of announcing or publishing a Prime Rate, then the Prime Rate used during the remaining term of the Promissory Note shall be that interest rate or other general reference rate then in effect at Bank, which, from time to time, in the reasonable judgement of the Company, most effectively approximates the initial definition of the "Prime Rate."

                        (b)   Interest shall be payable quarterly.


3.    Amortization:     Principal shall be amortized quarterly.

4.    Subordination           The Promissory Note shall be subordinated to all
                              other funded debt of the Company.

                                    EXHIBIT D

                     MANAGEMENT STOCKHOLDERS' BASKET AMOUNTS
                           AND INDEMNIFICATION LIMITS

Name                             Basket Amount             Indemnification Limit
----                             -------------             ---------------------
Ronald D. Pedersen                 $128,893                     $ 5,413,522

Jeffrey A. Watt                      83,899                       3,523,778

Gary R. Guffey                       18,604                         781,350

Bruce A. Butler                      18,604                         781,350
                                 ----------                   -------------

                  TOTAL            $250,000                     $10,500,000


                              EXHIBIT D - Solo Page